NATIONAL RESEARCH CORPORATION
2004 NON-EMPLOYEE DIRECTOR STOCK PLAN

1. Purpose.  The purpose of the National Research Corporation 2004 Non-Employee Director Stock Plan (the “Plan”) is to promote the best interests of National Research Corporation (the “Company”) and its shareholders by providing a means to attract and retain competent independent directors and to provide opportunities for additional stock ownership by such directors which will further increase their proprietary interest in the Company and, consequently, their identification with the interests of the shareholders of the Company.

2. Administration.  The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”), subject to review by the Board of Directors (the “Board”).  The Committee may adopt such rules and regulations for carrying out the Plan as it may deem proper and in the best interests of the Company.  The interpretation by the Board of any provision of the Plan or any related documents shall be final.

3. Stock Subject to the Plan.  Subject to adjustment in accordance with the provisions of Section 7, the total number of shares of common stock, $.001 par value, of the Company (“Common Stock”) available for issuance under the Plan shall be 550,000.  Shares of Common Stock to be delivered under the Plan shall be made available from presently authorized but unissued Common Stock or authorized and issued shares of Common Stock reacquired and held as treasury shares, or a combination thereof.  In no event shall the Company be required to issue fractional shares of Common Stock under the Plan.  Whenever under the terms of the Plan a fractional share of Common Stock would otherwise be required to be issued, there shall be paid in lieu thereof one full share of Common Stock.

4. Eligible Directors.  Each member of the Board who is not an employee of the Company or any subsidiary of the Company (each an “Outside Director”) shall be eligible to receive shares of Common Stock under the Plan.

5. Director Grants.

a. Initial Grant.  On May 21, 2004, each Outside Director shall automatically be granted a one-time nonqualified stock option to purchase 11,000 shares of Common Stock (the “Initial Grant Date”); provided, however, that in the event the shareholders of the Company fail to approve the Plan at the 2005 annual meeting of shareholders, the options granted pursuant to this Section 5(a) shall be deemed to be null and void.

b. Annual Grants.  On the date of the Company’s 2005 annual meeting of shareholders and thereafter on the date of each succeeding annual meeting of shareholders of the Company (the “Annual Grant Date”), an Outside Director, if reelected or retained as an Outside Director at such meeting, shall automatically be granted a nonqualified stock option to purchase 12,000 shares of Common Stock.

c. Discretionary Grants.  The Committee and/or the Board is hereby authorized to grant at any time (the “Discretionary Grant Date”) such additional nonqualified stock options to the Outside Directors as it deems desirable, in its sole discretion; provided, however, that in the event the Committee and/or the Board grants any such additional options prior to shareholder approval of the Plan at the 2005 annual meeting of shareholders and the shareholders fail to approve the Plan at such meeting, the options granted pursuant to this Section 5(c) shall be deemed to be null and void.  The terms “Initial Grant Date”, “Annual Grant Date” and “Discretionary Grant Date” shall be hereinafter collectively referred to as the “Grant Date”.

d. Option Terms.  The exercise price of each option granted under the Plan shall be the Fair Market Value (as defined below) of a share of Common Stock on the Grant Date, which shall be payable at the time of exercise in cash, previously acquired shares of Common Stock valued at their Fair Market Value or such other forms or combinations of forms as the Board or the Committee may approve.  The term “Fair Market Value” as used herein shall mean the last sale price of the Common Stock as reported on The Nasdaq Stock Market on the Grant Date, or if no such sale shall have been made on that day, on the last preceding day on which there was such a sale.  Notwithstanding anything in the Plan to the contrary, neither the Committee nor any other person may decrease the exercise price of any option granted under the Plan or take any action that would result in a deemed decrease of the exercise price of an option granted under the Plan under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), after the date of grant, except in accordance with Section 7 hereof and Section 1.409A-1(b)(5)(v)(D) of the Treasury Regulations, or in connection with a transaction that is considered the grant of a new option for purposes of Section 409A, provided that the new exercise price is not less than the Fair Market Value of a share of Common Stock on the date of the new grant, determined as if the date of new grant were the Grant Date.

An option may be exercised in whole or in part, from time to time commencing one year after the Grant Date (the “Vesting Date”), subject to the following limitations:

i. If an Outside Director’s status as an Outside Director of the Company terminates because of death prior to the Vesting Date, the option shall become immediately exercisable in full and may be exercised for a period of three years after the date of death.

ii. If for any reason other than death an Outside Director ceases to be an Outside Director of the Company prior to the Vesting Date, the option shall be canceled as of the date of such termination.

iii. If an Outside Director ceases to be an Outside Director of the Company for any reason after the Vesting Date, the option shall expire ten years after the Grant Date or if earlier, three years after termination of Outside Director status.

6. Restrictions on Transfer.  Options granted under the Plan shall not be transferable other than by will or the laws of descent and distribution, except that an Outside Director may, to the extent allowed by the Board or the Committee, and in a manner specified by the Board or the Committee, (a) designate in writing a beneficiary to exercise the option after the Outside Director’s death or (b) transfer any option.

7. Adjustment Provisions.  In the event of any change in the Common Stock by reason of a declaration of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend), stock split, spin-off, merger, consolidation, recapitalization or split-up, combination or exchange of shares, or otherwise, the aggregate number of shares available under the Plan, the number of shares to be issued pursuant to Section 5(b) hereof, the number and kind of shares subject to outstanding options and the exercise price of outstanding options shall be appropriately adjusted in order to prevent dilution or enlargement of the benefits intended to be made available under the Plan.

8. Amendment of Plan.  The Board shall have the right to amend the Plan at any time or from time to time in any manner that it may deem appropriate.

9. Withholding.  The Company may defer making payments under the Plan until satisfactory arrangements have been made for the payment of any federal, state or local income taxes required to be withheld with respect to such payment or delivery.  Each Outside Director shall be entitled to irrevocably elect to have the Company withhold shares of Common Stock having an aggregate value equal to the amount required to be withheld.  The value of fractional shares remaining after payment of the withholding taxes shall be paid to the Outside Director in cash.  Shares so withheld shall be valued at Fair Market Value on the regular business day immediately preceding the date such shares would otherwise be transferred hereunder.

10. Documentation of Awards.  Awards made under the Plan shall be evidenced by written agreements or such other appropriate documentation as the Board or the Committee may prescribe.  The Board and/or the Committee need not require the execution of any instrument or acknowledgement of notice of an award under the Plan, in which case acceptance of such award by the respective Outside Director will constitute agreement to the terms of the award.

11. Governing Law.  The Plan, all awards hereunder, and all determinations made and actions taken pursuant to the Plan shall be governed by the internal laws of the State of Wisconsin and applicable federal law.

12. Effective Date and Termination of the Plan.  The Plan shall be effective on the day of its adoption by the Board, May 21, 2004, subject to the approval of the Plan by the shareholders of the Company within twelve months of the effective date, and any and all grants made under the Plan prior to such approval shall be subject to such approval.  The Plan shall terminate on such date as may be determined by the Board.